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                                                                    EXHIBIT 99.9

                           WARRANT OPTION AGREEMENT


          WARRANT OPTION AGREEMENT, dated as of August 9, 1995 (the "Agreement"), among LOEWEN GROUP INTERNATIONAL, INC., a Delaware corporation (the "Parent"), and MH ASSOCIATES, a New York general partnership (the "Investor").

          WHEREAS, the Parent, SPRT Corp., a Florida corporation and a wholly owned subsidiary of the Parent (the "Purchaser"), and MHI Group, Inc., a Florida corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the making of a cash tender offer (the "Offer") by the Parent and the Purchaser for shares of Common Stock, par value $.40 per share, of the Company (the "Common Stock") and the merger of the Company and the Purchaser (the "Merger"); and

          WHEREAS, the Investor is a party to the option agreement dated April 22, 1986, as amended (the "KD Warrant") to purchase 486,352 shares of Common Stock (the "Optioned Shares");

          NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties agree as follows:

          1.  Grant of Options.
              ----------------

          (a)  Initial Option.  The Investor grants to the Parent an irrevocable
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option (the "Initial Option"), exercisable, as provided in Sections 2 and 3
(subject to Section 1(d)), at any time after the expiration or termination of the Offer or the acceptance for purchase by the Purchaser (or any other person who is authorized by the Parent) of any shares of Common Stock pursuant to the Offer, until October 31, 1995 (the "Initial Option Period"), to purchase the KD Warrant for the Option Purchase Price (as defined in Section 1(c) hereof).

          (b)  Extended Option.  If, prior to the last day of the Initial Option
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Period, the Parent notifies the Investor of its intent to extend the exercise period of the option described in this Section 1(b) and pays the Investor $607,940 in cash (the "Extended Option Payment") by wire transfer of immediately available funds to an account designated by the Investor within two business days after delivery of such notice) the Investor shall grant to the Parent an irrevocable option (the "Extended Option," and together with the Initial Option, the "Options"), exercisable, as provided in Sections 2 and 3 (subject to Section 1(d)), at any time during the 60-day period commencing on the first day following the Initial Option Period (the "Extended Option Period"), to purchase the KD Warrant for the Option Purchase Price.
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          (c)  Option Purchase Price.  Except as provided in the last sentence
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of this Section 1(c), the Option Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated by the Investor at least one business day prior to payment, and shall be an amount equal to (i) 486,352 times the greater of the per share price offered or to be offered for Common Stock by the Parent or the Purchaser in the Offer (as such amount may be increased in the Offer) and the highest price per share of Common Stock paid at any time by the Parent or the Purchaser (or any of its affiliates) in any transaction other than the Offer (including, but not limited to, open market purchases or consideration paid pursuant to a merger or similar transaction, but not including any amounts paid in respect of appraisal proceedings under Florida law), in each case as of the date of exercise, subject to the following sentence minus (ii) the sum of the aggregate exercise price of the KD Warrant and the amount of the Extended Option Payment paid by the Parent. If, within one year following the exercise of any of the Options, the per share prices described in clause (i) are increased, within five business days thereafter the Parent shall pay to the Investor an amount in cash, by wire transfer of immediately available funds to an account designated by the Investor equal to the difference between the amount or amounts previously paid to the Investor and the Option Purchase Price as recomputed based upon such increased price or prices. In the event that noncash consideration is included in the Option Purchase Price, the Option Purchase Price shall be payable in both such noncash consideration and cash in the respective percentages thereof paid by the Parent or the Purchaser for shares of Common Stock.

          (d) Limits on Exercise.  Notwithstanding the provisions of Sections 1
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and 2 of this Agreement, the Options shall not be exercisable, shall expire and shall be null and void after August 15, 1995 if the Offer is not commenced on or prior to August 15, 1995.

          2.   Exercise of Options.
               -------------------

          (a)  Elective Exercise.  If the Parent wishes to exercise either of
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the Options, the Parent shall do so by delivering written notice during the
Initial Option Period or the Extended Option Period, as the case may be (the date of such notice being herein called the "Notice Date"), to the Investor specifying the place, time and date not earlier than two business days, nor later than ten business days, from the Notice Date for the closing of the purchase by the Parent pursuant to such exercise. The delivery of such notice shall be deemed for all purposes to be the exercise of the Options and shall constitute an irrevocable and binding commitment on the part of the Parent to purchase the KD Warrant upon the terms set forth in this Agreement.

          (b)  Mandatory Exercise. If any share of Common Stock is accepted for
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payment by the Parent or the Purchaser (or any other person who is authorized by the Parent) pursuant to the Offer, the Parent shall without the requirement of any notice or other action

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by the Parent or the Investor, be deemed to have exercised the Options on the business day immediately following such date and shall pay the Option Purchase Price at a closing no later than three business days following the date of such acceptance for payment. Such acceptance for payment pursuant to the Offer shall constitute an irrevocable and binding commitment on the part of the Parent to purchase the KD Warrant upon the terms set forth in this Agreement.

          3.  Payment of Option Purchase Price and Delivery of Assignment of the
              ------------------------------------------------------------------
KD Option.  At any closing of the exercise of the Options hereunder, (a) the
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Parent shall deliver to the Investor the Option Purchase Price and (b) the
Investor shall deliver to the Parent an instrument of assignment of the KD Option in form and substance reasonably satisfactory to the Parent.

          4.  Sale or Transfer of the KD Warrant by the Parent. If, prior to the
              -------------------------------------------------
first anniversary of the date of the exercise of either of the Options, the Parent or any of its affiliates sells or otherwise transfers (including but not limited to, by merger of the Company) or assigns either the KD Warrant, in whole or in part, or any shares of Common Stock acquired upon exercise thereof, it will promptly pay over to the Investor 50% of the Profits (defined below) realized therefrom. "Profits" shall mean, (a) in the case of shares of Common Stock, (i) the excess of (A) the price per share received by the Parent over (B) the sum of the Option Purchase Price, the aggregate exercise price of the KD Warrant and the amount of any Extended Option Payment paid by the Parent, divided by 486,352, multiplied by (ii) the number of shares in question, and (b) in the case of the KD Warrant, the excess of (A) the consideration received by the Parent over (B) the sum of the Option Purchase Price and the amount of any Extended Option Payment paid by the Parent (or the appropriate pro rata portion thereof, in the case of partial sales). In the event that noncash consideration is included in consideration received by the Parent, the Profits shall be payable in such noncash consideration in the same percentage as such noncash consideration bears to the total consideration received by the Parent.

          5.  Representations and Warranties of the Investor. The Investor
              ---------------------------------------------
hereby represents and warrants to the Parent as follows:

          (a) Authority; Noncontravention.  The Investor has all requisite power
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and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice

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or lapse of time or both) under (i) organizational documents of the Investor or
(ii) any provision of any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Investor or to the Investor's property or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Investor in connection with the execution and delivery of this Agreement or the consummation by the Investor of the transactions contemplated by this Agreement, except for (1) the filing with the Securities and Exchange Commission of such reports under Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (2) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate prevent the consummation of any of the transactions contemplated by this Agreement.

          (b) The KD Warrant.  The KD Warrant is in full force and effect, has
              --------------
not heretofore been exercised in whole or in part, and is assignable by the Investor free and clear of any claims, liens, encumbrances or security interests.

          6.  Representations and Warranties of the Parent. The Parent
              --------------------------------------------
 hereby represents and warrants to the Investor as follows:

          (a)  Authority; Noncontravention.  The Parent has all requisite
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corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, (i) the certificate of incorporation or by-laws of the Parent or the comparable charter or organizational documents of any other subsidiary of the Parent, (ii) any loan or credit agreement, note, bond,

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mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a material adverse effect (as such term is defined in the Merger Agreement) on the Parent, (y) impair the ability of the Parent to perform its respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Parent of any of the transactions contemplated by this Agreement, except for (1) the filing with the Securities and Exchange Commission of such reports under Sections 13(a), 13(d), 14(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (2) filings and reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Offer, and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on the Parent or (B) prevent the consummation of any of the transactions contemplated by this Agreement.

          (b) Securities Act.  The KD Warrant and any shares of Common Stock
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acquired upon exercise thereof will be acquired for investment only and not with a view to any public distribution thereof, and the Parent will not offer to sell or otherwise dispose of the KD Warrant or any shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

          7.  Covenants of the Investor.  The Investor agrees, until the Options
              -------------------------
have expired, not to exercise the KD Warrant in whole or in part or to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the KD Warrant to any person other than pursuant to this Agreement.

          8.  No Brokers.  Except for Smith Barney Inc. and Mr. Peter Gruenbaum
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(the financial advisors retained by the Parent), each of the Investor and the
Parent represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fees or

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any other commission or similar fee in connection with any transaction undertaken pursuant to this Agreement and respectively agrees to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have occurred or been made by such party or its affiliates.

          9.  Survival of Representations.  All representations, warranties and
              ---------------------------
agreements made by the parties to this Agreement shall not survive beyond the first anniversary of the date of the exercise of any of the Options, except that the representations of the Investor with respect to the Parent's title to the KD Warrant shall survive indefinitely.

          10.  Further Assurances.  If the Parent shall exercise either of the
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Options in accordance with the terms of this Agreement, from time to time and without additional consideration the Investor will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including the transfer of the KD Warrant to the Parent and the release of any and all liens, claims and encumbrances with respect thereto.

          11.  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party, except that the Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of the Parent in which case such subsidiary and the Parent shall remain jointly and severally liable for all of the Parent's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          12. General Provisions.
              ------------------

          (a) Expenses.  Whether or not the Option is exercised, all costs and
              --------
expenses incurred in connection with the Option, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (b) Amendments.  This Agreement may not be amended except by an
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instrument in writing signed by each of the parties hereto.

          (c) Notices.  All notices and other communications hereunder shall be
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in writing and shall be deemed delivered if delivered personally or sent by overnight courier (providing proof of delivery) or by electronically confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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        (i)  if to the Parent, to

             Loewen Group International, Inc.
             50 East RiverCenter Boulevard
             Suite #800
             Covington, Kentucky  41011
             Facsimile: (606) 655-7144
             Attention: Robert Wienke, Esq.

             with a copy to:

             Jones, Day, Reavis & Pogue
             599 Lexington Avenue
             New York, New York  10022
             Facsimile:  (212) 755-7306
             Attention:  Christopher Kelly, Esq., and

        (ii) if to the Investor, to

             George Kellner
             Kellner Dileo & Co.
             900 Third Avenue, 10th Floor
             New York, New York 10022
             Facsimile:  (212) 350-0340

             with a copy to:

             Debevoise & Plimpton
             875 Third Avenue
             New York, New York 10022
             Facsimile:  (212) 909-6836
             Attention: Meredith M. Brown, Esq.

        (d) Enforcement of the Agreement. The parties hereto agree that
            ----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in the event of a breach hereof, the parties hereto will be entitled to and injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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

        (e) Interpretation. When a reference is made in this Agreement to
            --------------
Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (f) Counterparts. This Agreement may be executed in one or more
            ------------
counterparts, all of which shall be considered one and the same agreement.

        (g) Entire Agreement; No Third Party Beneficiaries.  This Agreement
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(including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        (h) Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of New York.

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

  IN WITNESS WHEREOF, the Parent and the Investor have caused this Agreement to be signed by their respective duly authorized representatives, all as of the date first written above.


                                LOEWEN GROUP INTERNATIONAL, INC.



                                By:   /s/ A.M. Bruce Watson
                                   ________________________________
                                   Name:  A.M. Bruce Watson
                                   Title: Executive Vice President



                                MH ASSOCIATES



                                By:  /s/ George Kellner
                                   ________________________________
                                   Name:  George Kellner
                                   Title: Managing Partner

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